Consent of Independent Registered Public Accounting Firm

To the Board of Trustees

Ranger Funds Investment Trust:

We consent to use of our report, dated September 24, 2019, with respect to the financial statements and financial highlights of RG Tactical Market Neutral Fund, a series of Ranger Funds Investment Trust, as of July 31, 2019, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

KPMG LLP

Denver, Colorado

November 26, 2019